Investor Relations Contact:
John Lawlor, Cognos
613-738-3503
john.lawlor@cognos.com

Media Relations Contact:
Sean Reid, Cognos
613-738-1440 Ext. 3260
sean.reid@cognos.com

Cognos® Delivers Record Second Quarter Revenue and Earnings

      25 Percent Growth in Business Intelligence Revenue Powers Market-Leading Position

Ottawa, ON & Burlington, MA, September 24, 2003 – Cognos Incorporated (Nasdaq: COGN; TSX: CSN – all figures in U.S. dollars), the world leader in business intelligence (BI) and corporate performance management solutions, today announced record results for its second quarter of fiscal year 2004, ended August 31, 2003.

Revenue for the quarter was $158.2 million, an increase of 23 percent from the second quarter of last year, when revenue was $129.1 million. Net income for the quarter was $18.2 million, resulting in diluted earnings per share of $0.20. This is an increase of 32 percent compared with net income of $13.7 million and diluted earnings per share of $0.15 in the second quarter of last year.

Revenue for the six months of fiscal 2004, ended August 31, 2003 was $308.7 million, an increase of 24 percent compared with revenue of $249.2 million for the first six months of last fiscal year. Net income for the first six months of this year was $30.5 million or $0.33 per share. This compares to net income of $23.7 million or $0.26 per share in the first six months of last year.

Business intelligence revenue achieved strong growth in the quarter, reaching $150.1 million. This was an increase of 25 percent compared with BI revenue of $120.6 million in the second quarter of last year. BI license revenue increased 13 percent to $59.9 million, compared with $53.0 million for the same period last year.

Cognos’ balance sheet remains strong. The Company increased cash, cash equivalents, and short-term investments by $20.5 million to $284.4 million, which included operating cash flow of $21.7 million in the quarter.

Highlights of the Quarter

•	Outstanding customer response to Cognos ReportNetTM

•	Adaytum integration complete; Enterprise Planning drives 33 percent revenue growth for analytic applications compared with the first quarter of this year

•	88 contracts greater than $200,000 and 536 contracts greater than $50,000, increases of 31 percent and 32 percent, respectively, from the second quarter of last year

•	Double-digit percentage growth for BI revenue in all three major geographies – North America, Europe, and Asia-Pacific

•	Strong momentum with major partners throughout the world, including a new global agreement with Accenture covering Cognos’ full line of Corporate Performance Management (CPM) products

•	Major customer wins at Biogen, DirecTV, LPL Financial Services, Southwest Airlines, State of California, StorageTek, Syngenta, Telus, U.S. Army Reserve, and Verizon Wireless

•	Continued industry analyst recognition of Cognos’ leadership, with the Company extending its lead on the Gartner BI Magic Quadrant

“Cognos delivered a strong quarter,” said Ron Zambonini, Cognos chief executive officer. “We extended our leadership in the enterprise BI and CPM market with the launch of Cognos ReportNet – the industry’s most powerful and innovative reporting product. The response has been simply outstanding.

“Our customers recognize the distinct value of the Cognos BI and CPM solution. We have great new products – groundbreaking solutions in enterprise scorecarding, planning, and now, enterprise reporting,” concluded Mr. Zambonini. “We are pleased with the strong performance on all fronts, in what continues to be a challenging IT purchasing environment. I believe Cognos is in its strongest position ever.”

Business Outlook

Management offers the following outlook for the third quarter of fiscal 2004, ending November 30, 2003:

•	Revenue is expected to be in the range of $170 million to $172 million;

•	Diluted earnings per share are expected to be in the range of $0.24 to $0.25.

Cognos will host a Webcast and conference call to present results for its second quarter of fiscal year 2004 at 5:15 p.m. Eastern Time, today, September 24, 2003. The Webcast may be accessed at http://www.cognos.com/company/investor/events/fy04q2/index.html. The conference call may be accessed at 416-640-1907. A replay of the Webcast will also be available from the Company’s Web site, or, until October 8, 2003, by telephone at 416-640-1917, pass code 21015992#.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements relating to, among other things, the Company’s expectations concerning future revenues and earnings, product demand and growth opportunities; business outlook and business momentum; new product introductions and customer reaction; expectations as to the performance and customer acceptance of the Cognos ReportNet product; the benefits to be derived from the integration of acquired products and technologies; market positioning and technology strategies and execution.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: the Company’s ability to maintain revenue growth or to anticipate a decline in revenue from any of its products or services; the Company’s ability to develop and introduce new products and enhancements that respond to customer requirements and rapid technological change; new product introductions and enhancements by competitors; the Company’s ability to compete in an intensely competitive market; the Company’s ability to select and implement appropriate business models and strategies; fluctuations in its quarterly and annual operating results based on historical patterns; the impact of global economic conditions on the Company’s business; unauthorized use of the Company’s intellectual property; claims by third parties that the Company’s software infringes their intellectual property; the risks inherent in international operations, such as currency exchange rate fluctuations; the Company’s ability to identify, hire, train, motivate, and retain highly qualified management and other key personnel; and the Company’s ability to identify, pursue, and complete acquisitions with desired business results; as well as the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Cognos may provide pro forma or non-GAAP measures as defined by SEC Regulation G to provide greater comparability regarding Cognos’ ongoing operating performance. If discussed, these measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (“U.S. GAAP”). These pro forma measures are unlikely to be comparable to pro forma information provided by other issuers. In accordance with SEC Regulation G, if such pro forma or non-GAAP measures are provided, a reconciliation of the Cognos U.S. GAAP information to the pro forma information will be provided in the table attached. We will also make available on the investor relations page of our web site at www.cognos.com this press release, a replay of the Webcast, slides used in the Webcast, non-GAAP financial measures that may be discussed on the Webcast, as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

About Cognos

Cognos, the world leader in business intelligence and corporate performance management, delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage – Corporate Performance Management (CPM) – achieved through the strategic application of BI on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

SUPPLEMENTARY INFORMATION (Unaudited):

	FY2003			FY2004

	Q2	Q3	Q4	Q1	Q2

Revenue Statistics ($000s)
BI	120,576	130,299	155,265	143,684	150,143
Application development tools	8,528	7,775	8,463	6,879	8,038

BI License	52,988	60,346	77,281	56,683	59,862

North America	80,768	83,952	95,362	90,117	96,168
Europe	39,255	43,750	56,634	47,043	47,459
Asia/Pacific	9,081	10,372	11,732	13,403	14,554

Year-Over-Year Revenue Growth Statistics
BI	13%	14%	16%	29%	25%
Application development tools	(11%)	(23%)	(8%)	(19%)	(6%)

BI License	10%	7%	6%	18%	13%

North America	11%	9%	9%	14%	19%
Europe	10%	14%	25%	40%	21%
Asia/Pacific	18%	21%	18%	79%	60%

Other Statistics
Cash, cash equivalents, and short-term investments ($000s)	331,261	338,103	242,258	263,896	284,442
Days sales outstanding	59	67	76	63	62
Total employees	2,684	2,714	2,989	3,016	3,011

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

(US$000s except share amounts, U.S. GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Revenue
Product license	$ 62,234	$ 55,039	$120,035	$104,874
Product support	66,162	51,237	130,289	99,416
Services	29,785	22,828	58,420	44,944

Total revenue	158,181	129,104	308,744	249,234

Cost of revenue
Cost of product license	1,106	714	2,217	1,448
Cost of product support	6,887	5,029	13,742	9,442
Cost of services	21,503	17,073	42,362	32,620

Total cost of revenue	29,496	22,816	58,321	43,510

Gross margin	128,685	106,288	250,423	205,724

Operating expenses
Selling, general, and administrative	81,578	67,767	162,014	133,608
Research and development	21,714	19,029	45,008	38,727
Amortization of intangible assets	1,908	722	3,815	1,599

Total operating expenses	105,200	87,518	210,837	173,934

Operating income	23,485	18,770	39,586	31,790
Interest expense	(154)	(185)	(325)	(231)
Interest income	1,543	1,619	2,587	3,220

Income before taxes	24,874	20,204	41,848	34,779
Income tax provision	6,716	6,465	11,299	11,129

Net income	$ 18,158	$ 13,739	$ 30,549	$ 23,650

Net income per share
Basic	$0.20	$0.16	$0.34	$0.27

Diluted	$0.20	$0.15	$0.33	$0.26

Weighted average number of shares (000s)
Basic	89,181	87,902	88,854	87,951

Diluted	91,806	90,046	91,365	90,788

COGNOS INCORPORATED
CONSOLIDATED BALANCE SHEETS

(US$000s, U.S. GAAP)

	August 31, 2003	February 28, 2003

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$186,182	$162,588
Short-term investments	98,260	79,670
Accounts receivable	108,574	139,116
Prepaid expenses and other current assets	13,297	8,884
Deferred tax assets	4,258	5,427

	410,571	395,685
Fixed assets	67,890	63,467
Intangible assets	25,593	29,408
Goodwill	170,221	169,991

	$674,275	$658,551

Liabilities
Current liabilities
Accounts payable	$ 23,183	$ 33,310
Accrued charges	28,160	34,192
Salaries, commissions, and related items	36,668	48,916
Income taxes payable	4,244	4,395
Deferred revenue	132,195	146,008

	224,250	266,821
Long-term liabilities	-	1,647
Deferred income taxes	18,483	13,561

	242,933	282,029

Stockholders' Equity
Capital stock
Common shares and additional paid-in capital (August 31, 2003 - 89,350,642; February 28, 2003 - 88,124,914)	191,704	173,363
Treasury shares (August 31, 2003 - 43,500; February 28, 2003 - 22,500)	(1,065)	(501)
Deferred stock-based compensation	(1,085)	(1,243)
Retained earnings	244,076	213,527
Accumulated other comprehensive loss	(2,288)	(8,624)

	431,342	376,522

	$674,275	$658,551

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, U.S. GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Cash flows from operating activities
Net income	$ 18,158	$ 13,739	$ 30,549	$ 23,650
Non-cash items
Depreciation and amortization	7,318	5,306	14,466	10,005
Amortization of deferred stock-based compensation	221	185	390	370
Amortization of other deferred compensation	62	148	124	296
Deferred income taxes	7,007	(178)	4,053	(730)
Loss on disposal of fixed assets	9	4	463	101

	32,775	19,204	50,045	33,692
Change in non-cash working capital
Decrease (increase) in accounts receivable	(5,109)	(2,791)	31,897	33,799
Increase in prepaid expenses and other current assets	(772)	(585)	(3,860)	(832)
Decrease in accounts payable	(2,153)	(2,046)	(10,778)	(8,717)
Decrease in accrued charges	(1,263)	(7,332)	(7,072)	(9,400)
Increase (decrease) in salaries, commissions, and related items	2,005	2,651	(13,788)	(2,455)
Increase (decrease) in income taxes payable	1,297	(421)	1,159	(3,199)
Decrease in deferred revenue	(5,069)	(5,639)	(15,351)	(9,419)

Net cash provided by operating activities	21,711	3,041	32,252	33,469

Cash flows from investing activities
Maturity of short-term investments	53,058	57,195	116,810	170,381
Purchase of short-term investments	(88,339)	(42,017)	(133,039)	(89,643)
Additions to fixed assets	(5,454)	(3,500)	(12,184)	(7,769)
Acquisition costs	(122)	-	(230)	-

Net cash provided by (used in) investing activities	(40,857)	11,678	(28,643)	72,969

Cash flows from financing activities
Issue of common shares	5,643	1,960	18,109	5,725
Purchase of treasury shares	-	-	(564)	-
Repurchase of shares	-	(3,150)	-	(13,142)
Decrease in long-term debt and long-term liabilities	-	(3,087)	(1,697)	(3,103)

Net cash provided by (used in) financing activities	5,643	(4,277)	15,848	(10,520)

Effect of exchange rate changes on cash	(985)	(2,372)	4,137	281

Net increase (decrease) in cash and cash equivalents	(14,488)	8,070	23,594	96,199
Cash and cash equivalents, beginning of period	200,670	281,030	162,588	192,901

Cash and cash equivalents, end of period	186,182	289,100	186,182	289,100
Short-term investments, end of period	98,260	42,161	98,260	42,161

Cash, cash equivalents, and short-term investments, end of period	$284,442	$331,261	$284,442	$331,261